SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           BARRINGER TECHNOLOGIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:
             -------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:
             -------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             -------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:
             -------------------------------------------------------------------
         (5) Total fee paid:
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[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
                  --------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:
                  --------------------------------------------------------------
         (3)      Filing Party:
                  --------------------------------------------------------------
         (4)      Date Filed:
                  --------------------------------------------------------------

                           BARRINGER TECHNOLOGIES INC.
                               30 Technology Drive
                            Warren, New Jersey 07059


                    Notice of Annual Meeting of Stockholders
                       to be held Wednesday, May 12, 1999


          The Annual Meeting of Stockholders of Barringer Technologies Inc. (the "Company") will be held at the The Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059 on Wednesday, May 12, 1999, at 10:00 a.m., local time, to consider and take action on the following:

         1. The election of eight persons to serve as directors of the Company until the next annual meeting of stockholders and until their successors are duly elected and qualified.

         2. The adoption of an amendment to the Company's Stock Compensation Program to increase the number of shares of Common Stock available for grant thereunder from 600,000 to 1,100,000.

         3.       The  ratification  of the  appointment of BDO Seidman,  LLP as
                  independent   auditors  of  the   Company's   1999   financial
                  statements.

         4. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

          Only those holders of record of Common Stock, Class A Convertible Preferred Stock, par value $2.00 per share, and Class B Convertible Preferred Stock, par value $2.00 per share, as of the close of business on Thursday, April 1, 1999 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. All stockholders of the Company are cordially invited to attend the Annual Meeting.

          A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of the Company, commencing on Friday, April 30, 1999 and will be available at the Annual Meeting.

                                            /s/ Richard S. Rosenfeld

                                            RICHARD S. ROSENFELD
                                            Vice President - Finance
                                            Chief Financial Officer
                                            Secretary and Treasurer

Warren, New Jersey
April 16, 1999


================================================================================
 YOUR VOTE IS IMPORTANT. WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OR
    NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING
                             POSTAGE-PAID ENVELOPE.
================================================================================

                           BARRINGER TECHNOLOGIES INC.
                  30 Technology Drive, Warren, New Jersey 07059

                                                                 April 16, 1999


--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------



          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Barringer Technologies Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at The Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059 on Wednesday, May 12, 1999 (the "Annual Meeting"), and any adjournments or postponements thereof. The Company's Annual Report to Stockholders, containing financial statements reflecting the Company's financial position and results of operations for the year ended December 31, 1998, this Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 16, 1999.

          The securities of the Company entitled to vote at the Annual Meeting are the Company's Common Stock, par value $.01 per share ("Common Stock"), Class A Convertible Preferred Stock, par value $2.00 per share ("Class A Convertible Preferred Stock"), and Class B Convertible Preferred Stock, par value $2.00 per share ("Class B Convertible Preferred Stock"). Each stockholder of record at the close of business on April 1, 1999 (the "Record Date") is entitled to vote in accordance with the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation").

          At the Annual Meeting, each share of Common Stock will be entitled to one vote, each share of Class A Convertible Preferred Stock will be entitled to
0.361745 of a vote, and each share of Class B Convertible Preferred Stock will be entitled to 0.355839 of a vote on each matter to come before the Annual Meeting. The number of shares of Common Stock, Class A Convertible Preferred Stock, and Class B Convertible Preferred Stock outstanding as of the Record Date was 7,393,454, 38,616, and 22,500, respectively, representing 7,393,454, 13,969, and 8,006 votes, respectively.

Voting

          The presence in person or by proxy of the holders of shares entitled to cast a majority of the votes of all shares entitled to vote will constitute a quorum for purposes of conducting business at the Annual Meeting. Assuming that a quorum is present, directors will be elected by a plurality vote, the proposal to amend the Company's 1997 Stock Compensation Program (the "Stock Compensation Program") to increase the number of shares of Common Stock available for grant thereunder and the proposal to ratify the appointment of BDO Seidman, LLP as the auditors for the 1999 financial statements will each require the affirmative vote of a majority of the votes cast with respect to such proposals by the holders of the Common Stock, the Class A Convertible Preferred Stock and the Class B Convertible Preferred Stock, voting together as one class. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast "for" or "against" are included. Pursuant to Delaware corporate law, abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present and not as votes cast and, therefore, will have no effect on each of the proposals to be considered at the Annual Meeting.

          Any stockholder giving a proxy has the power to revoke the proxy prior to the voting thereof by: (i) written notice received by the Secretary of the Company at any time prior to the voting thereof, (ii) submitting a later-dated proxy; or (iii) attending the Annual Meeting and voting in person. If a proxy is properly signed and is not revoked by a stockholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is signed and returned without specifying choices, the shares will be voted at the Annual Meeting FOR each of the proposals described herein. Under Delaware law, stockholders will not have dissenters' rights with respect to any of the foregoing proposals. As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote the shares according to their best judgment.

          PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States. All costs relating to the solicitation of proxies will be borne by the Company. The solicitation of proxies may be made by officers, directors and employees of the Company, who will not be compensated separately therefor, personally or by mail, telephone or facsimile transmissions. On request, the Company also will reimburse brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending proxy material to, and seeking instructions from, their principals.


                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

          At the Annual Meeting, a board of eight directors will be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors has nominated John D. Abernathy, Stanley S. Binder, Richard D. Condon, John H. Davies, John J. Harte, Lorraine M. Lavet, James C. McGrath and Kenneth S. Wood for election as directors, all of whom have consented to serve as directors. All nominees are currently directors of the Company and, except Ms. Lavet and Mr. Wood, have been elected by the stockholders. The Board knows of no reason why any nominee would be unable or unwilling to serve as a director. If any nominee should for any reason become unable or unwilling to serve, the shares represented by all valid proxies that would otherwise be voted for the nominee will be voted for the election of such other person as the Board of Directors may designate following the recommendation of the Nominating Committee, or the Board may reduce the number of directors to eliminate the vacancy.

          Set forth below is certain information as of April 1, 1999 regarding the Board of Directors' nominees for election. See "Security Ownership of Certain Beneficial Owners and Management" for additional information regarding such persons.

          John D. Abernathy, 61, Director since 1993. Mr. Abernathy is a certified public accountant. Since January 1995, he has been Executive Director of Patton Boggs, LLP, a Washington, D.C. law firm. From March 1994 to January 1995, he was an independent financial and management consultant. From March 1991 to March 1994, he was the Managing Director of Summit, Solomon & Feldesman, a law firm in dissolution since March 1993. From July 1983 until June 1990, Mr. Abernathy was Chairman and Chief Executive Partner of BDO Seidman, a public accounting firm. Mr. Abernathy is also a Director of Oakhurst Capital, Inc., a distributor of automotive parts and accessories. He is a member of the Executive, Audit and Finance and Executive Compensation Committees of the Board.

          Stanley S. Binder, 57, Director since 1991. Mr. Binder joined the Company in July 1989 and has served as Chairman of the Board since February 1991 and Chief Executive Officer since July 1990. Mr. Binder also served as President of the Company from July 1989 until May 1998, Chief Operating Officer from 1989 to June 1990 and Chief Financial Officer from 1989 until July 1993. Mr. Binder is also an independent general partner in the Special Situations Fund III, L.P. ("SSF III"), a substantial investor in the Company. Mr. Binder is a past director of the American Electronics Association and a past chairman of its New Jersey Council. Mr. Binder is a member of the Executive, Nominating and Technology and Strategic Planning Committees of the Board.

         Richard D. Condon, 64, Director since 1992. Mr. Condon is currently an independent consultant. From January 1996 to October 1998, Mr. Condon was a consultant to and director of Amherst Process Instruments, Inc., a scientific instrumentation company. Prior thereto, from 1989 until December 1995, Mr. Condon was a consultant to and director of Analytical Technology, Inc., Boston, Massachusetts, a scientific instrumentation company. He is a member of the Executive Compensation and Technology and Strategic Planning Committees of the Board.

          John H. Davies, 62, Director since 1992. Mr. Davies joined the Company in October 1967 and has been Vice Chairman of the Company since May 1998. From January 1992 to May 1998, he served as Executive Vice President of the Company. He has been President and Chief Executive Officer of Barringer Research Ltd. since August 1989. He is a member of the Executive, Nominating and Technology and Strategic Planning Committees of the Board.

          John J. Harte, 57, Director since 1986. Mr. Harte is a certified public accountant and, since 1978, has been a Vice President of Mid-Lakes Distributing Inc., a manufacturer and distributor of heating and air conditioning parts and equipment located in Chicago, Illinois. From 1991 until January 1997, Mr. Harte also was Vice President, Special Projects, of the Company. He is a member of the Audit and Finance, Executive Compensation and Nominating Committees of the Board.

          Lorraine M. Lavet, 38, Director since 1999. Ms. Lavet has been Chief Operating Officer of the American Electronics Association since September 1996. Prior thereto, from September 1994 to August 1996, Ms. Lavet was President and Chief Executive Officer of the Fairfax County Chamber of Commerce.

          James C. McGrath, 56, Director since 1994. Mr. McGrath is an international security consultant. Since July 1989, he has been President of McGrath International, Inc., a management consulting firm specializing in the security field. He is a member of the Audit and Finance and Executive Compensation Committees of the Board.

          Kenneth S. Wood, 47, Director since 1999. Mr. Wood joined the Company in 1990 and has been President and Chief Operating Officer of the Company since May 1998. From January 1992 until May 1998, he served as Vice President of Operations of Barringer Instruments Inc. He served as Secretary of the Company from March 1993 until May 1998.

Committees of the Board of Directors

          The Company has an Executive Committee, an Executive Compensation Committee, an Audit and Finance Committee, a Nominating Committee, and a Technology and Strategic Planning Committee

          The Executive Committee exercises such authority as is delegated to it from time to time by the full Board of Directors. The Executive Committee is presently comprised of Messrs. Abernathy, Binder (Chairman) and Davies. In 1998, the Executive Committee met once.

          The Executive Compensation Committee (the "Compensation Committee") reviews and determines the salaries and other compensation paid to the Company's officers and other key employees and administers the Company's incentive compensation and stock plans, which includes selecting participants and establishing performance goals. The Compensation Committee is presently comprised of Messrs. Abernathy, Condon, Harte and McGrath (Chairman). In 1998, the Compensation Committee met five times.

          The Audit and Finance Committee (the "Audit Committee") monitors the Company's accounting and financial policies and practices, reviews the scope of the independent accountant's audit and the results of the audit, and reviews and make recommendations to the Board with respect to the Company's financing needs. In addition, the Audit Committee recommends to the Board the engagement of the independent auditors of the Company's financial statements. The Audit Committee is presently comprised of Messrs. Abernathy (Chairman), Harte and McGrath. In 1998, the Audit Committee met two times.

          The Nominating Committee receives recommendations for, reviews and evaluates the qualifications of, and recommends to the Board of Directors, nominees for election as directors. In addition, the Nominating Committee makes recommendations to the Board of Directors regarding the composition of Board committees. The Nominating Committee is presently comprised of Messrs. Binder, Davies and Harte (Chairman). In 1998, the Nominating Committee did not meet. The Nominating Committee will consider appropriate persons proposed by security holders as potential nominees for membership on the Board of Directors.

          Pursuant to the Company's by-laws, a stockholder wishing to nominate a person for election to the Board of Directors must deliver written notice of the name of the proposed nominee to the Secretary of the Company at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after such date is first so announced or disclosed. Any stockholder desiring to nominate any person for election as a director of the Company must deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Company beneficially owned by such person, the information regarding such person required by paragraphs
(a),(e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, such person's signed consent to serve as a director of the Company if elected, the stockholder's name and address and the number and class of all shares of each class of stock of the Company beneficially owned by the stockholder.

          The Technology and Strategic Planning Committee (the "Technology Committee") is responsible for developing, reviewing, evaluating and making recommendations to the Board of Directors regarding growth strategies, allocation of corporate resources, business and product development. The Technology Committee is presently comprised of Messrs. Condon (Chairman), Binder and Davies. In 1998, the Technology Committee met two times.

Meetings of the Board of Directors

          The Board held nine meetings in 1998. No director of the Company attended fewer than 75% of the aggregate number of meetings of the Board and committees of the Board during 1998, or the portion thereof during which he or she served as a director or committee member.

Compensation of Directors

          Outside directors are entitled to an annual retainer of $3,000 per quarter (plus a $500 quarterly fee for each committee chairperson) and a fee of $1,000 for each meeting attended and $500 for each committee meeting attended (regardless of whether or not the committee meeting is held on the same day as a meeting of the Board of Directors). Pursuant to the terms of the Stock Compensation Program, each director who has not been a full-time employee of the Company or any subsidiary for at least the prior 12 months receives an option to purchase 3,000 shares of Common Stock each year on the earlier of (i) the date of the Company's annual meeting of stockholders, or (ii) June 1. Options granted to such directors under the Stock Compensation Program have an exercise price equal to the fair market value per share as of the date of grant. See "1997 Stock Compensation Program."

Executive Compensation

          The following table sets forth a summary of all compensation paid for the past three fiscal years to the Chief Executive Officer of the Company and each of the other executive officers of the Company whose total annual salary and bonus are $100,000 or more (collectively, the "Named Executive Officers"):



                                          SUMMARY COMPENSATION TABLE

                                  Annual Compensation                                                   Long-Term Compensation
                                                                Other
                                                                Annual    Restricted      Securities                    All Other
    Name and Principal       Fiscal                             Compen-      Stock        Underlying         LTIP     Compensation
    Position                  Year    Salary($)   Bonus(1)($)   sation($)   Awards($)   Options/SARs(#)   Payouts($)    ($)(1)
                             ----    ---------   -----------  ---------   ---------    ---------------   ----------   ----------

Stanley S. Binder             1998    $250,000     $182,000        --         --          87,500(2)          --       $ 89,265(3)(4)
  Chairman and Chief          1997     200,000      350,000        --         --          87,500             --          9,500
  Executive Officer           1996     171,491       63,000        --         --          55,000             --          2,925


John H. Davies*               1998    $149,782     $ 46,000        --         --          34,000(2)          --       $ 45,815(4)
 Vice Chairman                1997     136,440      160,000        --         --          34,000             --          6,811
                              1996     125,775       43,200        --         --          38,250             --          6,317


Kenneth S. Wood               1998    $164,063     $ 65,000        --         --          31,500(2)          --       $ 29,040(4)
 President and                1997     130,000      170,000        --         --          31,500             --          8,480
 Chief Operating Officer      1996     111,815       39,600        --         --          33,750             --          2,199


Richard S. Rosenfeld          1998    $125,000     $ 34,000        --         --          27,300(2)          --        $22,720(4)
  Vice President-Finance,     1997     107,500      115,000        --         --          27,300             --          7,085
  Chief Financial Officer     1996      96,000       34,200        --         --          27,500             --          1,872



------------------
* Amounts converted to US dollars at the average exchange rate for the respective year.

(1) Includes amounts contributed by the Company pursuant to the Company's tax-qualified 401(k) deferred compensation plan ("401(k) Plan"). In 1998 and 1997, the 401(k) Plan provided that the Company would make matching contributions to the participants in the 401(k) Plan equal to 100% of the first 5.0% of a participant's salary contributed. In 1996, the 401(k) Plan provided that the Company would make matching contributions to the participants in the 401(k) Plan equal to 100% of the first 2.0% of a participant's salary contributed and 50% of the next 5% of a participant's salary contributed. Company contributions to the 401(k) Plan vest proportionately over a five-year period, commencing at the end of the participant's first year with the Company. Amounts paid during 1998 on behalf of the Named Executive Officers were $10,000, $7,215, $10,000 and $10,000 for Messrs. Binder, Davies, Wood and Rosenfeld, respectively.

(2) Represents repricing of options previously granted. See "Option Repricing."

(3) Includes premiums paid by the Company for term life insurance for Mr. Binder during 1998 in the amount of $5,865.

(4) Includes amounts accrued pursuant to the Barringer Technologies Inc. Supplemental Executive Retirement Plan (the "SERP Plan"). Amounts accrued during 1998 for the Named Executive Officers were $73,400, $38,600, $19,040, and $12,720 for Messrs. Binder, Davies, Wood and Rosenfeld, respectively.

          Effective January 1, 1998, the Company adopted the SERP Plan. The SERP Plan provides eligible participants with certain retirement benefits supplemental to the Company's 401(k) Plan. Pursuant to the SERP Plan, the Company will make annual contributions to the account of each participant equal to a variable percentage of the participant's base salary and annual cash bonus depending on the Company's achievement of certain performance targets. The actual percentage contribution will be determined by the Compensation Committee, subject to certain parameters. A participant will become vested under the SERP Plan after five years of participation therein. A participant may elect to receive benefits under the SERP Plan commencing at age 60 and is entitled to receive either a lump-sum payment of his or her account balances upon retirement or to use the account balance to purchase an annuity. In the event of the termination of a participant's employment under certain circumstances set forth in the SERP Plan, the participant will be entitled to receive his or her account balance whether or not the participant has become vested under the SERP Plan. Currently, each of the Named Executive Officers participates in the SERP Plan.

         The following table summarizes certain information relating to the grant of options to purchase Common Stock to each of the Named Executive
Officers:


                             OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                             Number of        Percent of Total
                             Securities         Options/SARs                                    Potential realizable value at
                             Underlying          Granted to          Exercise                   assumed annual rates of stock
                            Options/SARs        Employees in      or Base Price    Expiration   price appreciation for option
         Name            Granted (#)(2)(3)      Fiscal Year           ($/sh)          Date
                                                                                                            term
                                                                                                     5%              10%
                                                                                                     --              ---
Stanley S. Binder             87,500               19.1%             $  6.19          10/21/08     $340,625       $863,211
John H. Davies                34,000                7.4                 6.19          10/21/08      132,357        335,419
Kenneth S. Wood               31,500                6.9                 6.19          10/21/08      122,625        310,756
Richard S. Rosenfeld          27,300                6.0                 6.19          10/21/08      106,275        269,322


---------------

(1)  The Company did not grant any stock appreciation rights in 1998.

(2) Twenty-five percent of each option grant is exercisable after the first anniversary of the date of grant, 50% is exercisable after the second anniversary, 75% is exercisable after the third anniversary and 100% is exercisable after the fourth anniversary.

(3)  Represents repricing of options previously granted. See "Option Repricing."

Options Exercised in Last Fiscal Year and Fiscal Year-End Option Values

          The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 1998 and unexercised options held by such Named Executive Officers as of December 31, 1998.


                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FISCAL YEAR-END OPTION VALUES

                                                                  Number of Unexercised
                                                                  Securities Underlying        Value of Unexercised
                                Shares                                 Options/SARs            in-the-money Options
                               Acquired            Value              at Year-End(#)            at Year-End($)(1)
          Name             on Exercise (#)      Realized ($)    Exercisable/Unexercisable    Exercisable/Unexercisable
          ----             ---------------      ------------    -------------------------    -------------------------

Stanley S. Binder                 -                  -               $77,250/110,250             $553,031/377,531
John H. Davies                    -                  -                53,688/49,813               384,367/197,110
Kenneth S. Wood                   -                  -                46,313/45,188               197,110/332,820
Richard S. Rosenfeld              -                  -                38,625/38,675               276,516/148,710
----------

(1) Based on a closing price of $8.625 per share for the Common Stock as of December 31, 1998.

Option Repricing

          On October 21, 1998, the Company's Board of Directors approved the repricing of options exercisable for an aggregate of 287,700 shares of Common Stock previously granted to key employees of the Company (including the Named Executive Officers) and the Company's non-employee directors pursuant to the Company's Stock Compensation Program (the "Repricing"). Pursuant to the Repricing, option holders exchanged options, certain of which were vested and presently exercisable, with exercise prices ranging from $9.38 to $13.88 per share for new stock options covering the same number of shares and having an exercise price of $6.19 per share, the closing price of the Common Stock on the NASDAQ National Market on October 21, 1998. Options granted pursuant to the Repricing vest over a four-year period, with 25% of the options becoming exercisable in each year commencing one year after the date of the Repricing and will expire ten years after the Repricing.

          The following table sets forth all stock option/SAR repricings during the fiscal year ended December 31, 1998 and during the Company's last ten fiscal years relating to the Named Executive Officers:


                                          TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                                 Length of
                                              Number of         Market                                           original
                                              securities       price of         Exercise                        option term
                                              underlying       stock at         price at                       remaining at
                                             options/SARs       time of          time of           New            date of
                                             repriced or     repricing or     repricing or       exercise      repricing or
          Name                  Date          amended(#)     amendment($)     amendment($)       price($)        amendment
          ----                  ----          ----------     ------------     ------------       --------        ---------

Stanley S. Binder             10/21/98          50,000           $6.19           $9.375           $6.19          8.3 yrs.
                              10/21/98          37,500            6.19            11.78            6.19          9.1 yrs.
John H. Davies                10/21/98          25,000            6.19            9.375            6.19          8.3 yrs.
                              10/21/98          9,000             6.19            11.78            6.19          9.1 yrs.
Kenneth S. Wood               10/21/98          22,500            6.19            9.375            6.19          8.3 yrs.
                              10/21/98          9,000             6.19            11.78            6.19          9.1 yrs.
Richard S. Rosenfeld          10/21/98          19,500            6.19            9.375            6.19          8.3 yrs.
                              10/21/98          7,800             6.19            11.78             6.19         9.1 yrs.


          For an  explanation  of the reasons and bases for the  Repricing,  see
"Report    of   the    Executive    Compensation    Committee    on    Executive
Compensation--Option Repricing."

1997 Stock Compensation Program

          In May 1997, the Company adopted the Stock Compensation Program in order to promote the interests of the Company, its direct and indirect present and future subsidiaries and its stockholders by providing eligible persons with the opportunity to acquire an ownership interest, or to increase their ownership interest, in the Company as an incentive to remain in the service of the Company. The Stock Compensation Program authorizes the granting of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and stock bonus awards to employees and consultants of the Company and its subsidiaries, including those employees serving as officers or directors of the Company (the "Employee Plans"). The Stock Compensation Program also authorizes automatic option grants to directors who are not otherwise employed by the Company (the "Independent Director Plan"). In connection with the Stock Compensation Program, 600,000 shares of Common Stock are reserved for issuance, of which up to 500,000 shares may be issued under the Employee Plans and up to 100,000 shares may be issued under the Independent Director Plan. The Stock Compensation Program is administered by the Compensation Committee.

          Options and awards granted under the Stock Compensation Program may have an exercise or payment price as established by the Compensation Committee; provided that the exercise price of incentive stock options granted under the Employee Plans may not be less than the fair market value of the underlying shares on the date of grant. Options granted under the Independent Director Plan must have an exercise price equal to the fair market value of the underlying shares on the date of grant.

         Unless otherwise provided at the date of grant, no option or award may vest within one year of the date of grant and no option or award may be exercised more than 10 years from the date of grant. Options granted under the Independent Director Plan vest one year following the date of grant and expire if not exercised on or before the fifth anniversary thereof. Unless otherwise specified by the Compensation Committee, options and awards (other than pursuant to the Independent Director Plan) vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant. Vesting of any option or award granted under the Stock Compensation Program may be accelerated in certain circumstances, including upon the occurrence of a "Change in Control Event" (as defined in the Stock Compensation Program).

        Options and awards granted under the Stock Compensation Program are nontransferable, except by will or by the laws of descent and distribution. However, the Compensation Committee may permit the recipient of a non-incentive stock option granted under the Employee Plans and options granted under the Independent Director Plan to transfer the option to a family member or a trust created for the benefit of family members. During the lifetime of a participant, an option may be exercised only by the participant or a permitted transferee. In the event that a participant's employment or service terminates as a result of death, all vested awards are paid to the participant's estate by the Company and the participant's estate or any permitted transferee has the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of death. If the participant's employment or service terminates as a result of retirement or a "disability" (as set forth in the Stock Compensation Program), all vested awards are paid to the participant by the Company and the participant or any permitted transferee has the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of termination. If the participant's employment or service terminates for cause, all options and awards automatically expire upon termination. If the participant's employment or service terminates other than as a result of death, disability, retirement or termination for cause, the participant has the right to collect all vested awards immediately and the participant or any permitted transferee has the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or awards or 30 days from the date of termination, subject to extension at the discretion of the Administrator, or three months from the date of termination in the case of options granted pursuant to the Independent Director Plan. In all cases, any unvested options or awards terminate as of the date of termination of employment or service.

         The Stock Compensation Program will terminate on February 28, 2007, unless earlier terminated by the Board of Directors. No options or awards may be granted under the Stock Compensation Program after its termination; however, termination of the Stock Compensation Program will not affect the status of any option or award outstanding on the date of termination.

         Prior to the Repricing, stock options exercisable for an aggregate of 403,700 shares of Common Stock were outstanding under the Employee Plans. These options were to expire 10 years after the date of grant and had a weighted average exercise price of $10.57 per share. Such options were exercisable annually in 25% increments beginning with the first anniversary of the date of grant. In connection with the Repricing, 263,700 of such options, certain of which were vested and presently exercisable, were canceled and new options exercisable for an aggregate of 263,700 shares of Common Stock were granted. The new options expire 10 years after the date of grant and have an exercise price of $6.19 per share. Such options vest over a four-year period and are exercisable annually in 25% increments beginning with the first anniversary of the date of grant. In addition, prior to the Repricing, options exercisable for an aggregate of 24,000 shares of Common Stock were outstanding under the Independent Director Plan. These options were exercisable one year from the date of grant, were to expire five years from the date of grant and had a weighted average exercise price of $12.83 per share. In connection with the Repricing, all of such options, certain of which were vested and presently exercisable, were canceled and new options exercisable for an aggregate of 24,000 shares of Common Stock were granted outside the Stock Compensation Program. The new options expire 10 years after the date of grant and have an exercise price of $6.19 per share. Such options vest over a four-year period and are exercisable annually in 25% increments beginning with the first anniversary of the date of grant. See "Option Repricing".

Exercise Program

         In connection with the options granted by the Company to its employees, the Board of Directors has approved a stock option exercise program (the "Exercise Program"). The Exercise Program permits all employees of the Company and its subsidiaries who are granted stock options (pursuant to either qualified or non-qualified plans) to finance the exercise of such options by causing the Company to issue the shares underlying such options upon receipt by the Company from the employee of a full-recourse demand note evidencing indebtedness to the Company in an amount equal to the exercise price. Such loans, which are secured by the underlying shares of Common Stock, are interest-free for one year from the date on which the employee exercises his or her option, after which interest accrues at the prime rate, which rate is changed monthly. The loans are repaid with a portion of the proceeds from the sale of the Common Stock to be received by the employees upon the exercise of their options. As of April 1, 1999, Messrs. Binder and Wood were indebted to the Company in the approximate amounts of $277,000 and $13,050, respectively, for loans made pursuant to the Exercise Program. During 1998, the largest aggregate amount of indebtedness of Messrs. Binder and Wood pursuant to such loans were $272,525 and $13,050, respectively. The rate of interest charged on each such loan during 1998 was the prime lending rate charged at Summit Bank.

Stock Purchase Program

         In December 1998, the Company sold an aggregate of 153,000 shares of Common Stock held in the treasury to the senior executive officers of the Company and certain of the Company's independent directors at a purchase price of $8.375 per share, the closing price of the Common Stock on the date of the sale. Substantially all of the purchase price for the shares of Common Stock sold was paid in the form of five-year non-recourse promissory notes aggregating approximately $1.3 million secured by pledges of the underlying Common Stock. The notes bear interest at a rate of 4.52% per annum. In January 1999, the Company sold an additional 10,000 shares of Common Stock to Ms. Lavet at a purchase price of $9.75 per share, the closing price of the Common Stock on the date of sale. The consideration paid by Ms. Lavet was substantially the same as described above, except that Ms. Lavet's note bears interest at a rate of 4.64% per annum. The number of shares of Common Stock purchased by each of the individuals and the principal amount of the notes due from each of the individuals is set forth below.

   Name                  Number of Shares Purchased    Principal Amount of Notes

Stanley S. Binder                 50,000                         $418,250
John H. Davies                    20,000                          167,300
Kenneth S. Wood                   23,000                          192,395
Richard S. Rosenfeld              20,000                          167,300
John D. Abernathy                 10,000                           83,650
Richard D. Condon                 10,000                           83,650
James C. McGrath                  10,000                           83,650
John J. Harte                     10,000                           83,650
Lorraine M. Lavet                 10,000                           97,400

Employment Agreements

        The Company has entered into a five-year employment agreement with Mr. Binder, the President and Chief Executive Officer of the Company (the
"Employment Agreement"), effective January 1, 1998. Under the Employment Agreement, Mr. Binder received a base salary of $250,000 for 1998. Mr. Binder's salary is subject to certain adjustments and to periodic increases as determined by the Board of Directors. In addition, Mr. Binder is entitled to receive up to a total of three special bonuses during the term of the Employment Agreement in the amount of $65,000, $65,000 and $70,000, respectively, in the event that the Company's EBITDA (as defined in the Employment Agreement) exceeds certain targeted amounts for any fiscal year during the term of the Employment Agreement. Mr. Binder received the first of these special bonuses in 1998. Pursuant to the Employment Agreement, Mr. Binder is also entitled to participate in the Company's cash bonus plan and to participate in the SERP Plan. Also, under the terms of the Employment Agreement, Mr. Binder received stock options covering

50,000 shares of Common Stock having an exercise price of $11.78 per share (equal to the fair market value on the date of grant). In the Employment Agreement, the Company has agreed to maintain a $1.0 million term life insurance policy for Mr. Binder's benefit. Mr. Binder is entitled to several perquisites, including a car allowance and reimbursement for the cost of certain financial planning services.

          In the event that Mr. Binder's employment is terminated pursuant to a Without Cause Termination, or Mr. Binder terminates his employment for Good Reason (as such terms are defined in the Employment Agreement), Mr. Binder will be entitled to a severance payment equal to 2.99 times his then-current base salary and to certain other severance benefits. In addition, upon the occurrence of a Change in Control Event (as such term is defined in the Employment
Agreement), Mr. Binder has the right to terminate his employment within 180 days, in which event the termination will be treated as a termination for Good Reason with the effects specified above. In addition, the Company has agreed to pay Mr. Binder additional amounts, if necessary, to pay any excise tax Mr. Binder may become subject to in the event that any payment made to him under the Employment Agreement constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

          Pursuant to the Employment Agreement, Mr. Binder has agreed to certain confidentiality, work-for-hire and non-competition covenants.

          The Company has entered into three-year employment agreements with each of Messrs. Wood and Rosenfeld, effective September 1, 1998, pursuant to which Messrs. Wood and Rosenfeld receive annual base salaries of $150,000 and $125,000, respectively, subject to periodic increases at the discretion of the Board of Directors. Both are entitled to participate in any cash bonus plan maintained by the Company and to participate in the SERP Plan. In the employment agreements, the Company has agreed to maintain term life insurance policies for the benefit of each of them in an amount not less than four times Mr. Wood's base salary and not less than three times Mr. Rosenfeld's base salary, respectively. The employment agreements for each of Messrs. Wood and Rosenfeld provide, among other things, that, in the event of a termination of employment by the Company without cause, each will be entitled to receive a severance payment equal to his then-current base salary for a period of twelve months from the effective date of such termination. In the event that Messrs. Wood and/or Rosenfeld are terminated pursuant to a Without Cause Termination (as defined in the employment agreements), they are entitled to receive their base salary as in effect at the time of such termination for a period of twelve months from the effective date of such termination. Upon the occurrence of a "change in control" of the Company, the employee will be entitled to receive the greater of his annual base salary pursuant to the employment agreement or his then-current annual base salary for the remainder of the term (payable in a single lump sum). Both of the employment agreements also contain certain confidentiality, work-for-hire and non-competition provisions which continue in effect following the termination of the employee's employment by the Company.

Compensation Committee Interlocks and Insider Participation

          The Company's Compensation Committee is comprised of Messrs. Abernathy, Condon, Harte and McGrath. No executive officer of the Company and no member of the Compensation Committee is a member of any other business entity that has an executive officer that sits on the Company's Board or on the Compensation Committee.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

          The Executive Compensation Committee of the Board of Directors, consisting entirely of non-management directors, approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is comprised of Messrs. Abernathy, Condon, Harte and McGrath.

Compensation Philosophy

         The Company's executive compensation program is designed to attract and retain superior executive talent, to provide incentives and rewards to executive officers who will contribute to the long-term success of the Company and to closely align the interests of executives with those of the Company's stockholders. The principal elements of the Company's executive compensation program consist of: (i) base annual salary, (ii) the Company's Annual Incentive Plan and (iii) grants and awards made pursuant to the Company's Stock Compensation Program.

         The Committee evaluates the level and adequacy of executive compensation through a process which includes an informal analysis of the compensation practices of similarly situated entities in the Company's peer group as well as those of other applied technology companies. During 1997, the Company retained the Hay Group to make recommendations to the Committee regarding the structure and level of executive compensation. The Committee incorporated a number of the suggestions made by the Hay Group in determining 1998 compensation for the Company's key executives. The Committee does not rely on quantitative methods or mathematical formulas in setting compensation for a particular executive officer. Instead, the members of the Committee determine appropriate compensation levels after examining a number of factors, including the compensation practices of comparable companies, the Company's historical performance and future prospects, the job responsibilities of each executive, the past and expected contributions of individual executives and other criteria deemed relevant by the Committee.

Annual Base Salaries

         The Company has entered into employment agreements with each executive officer, other than Mr. Davies, which specify minimum annual base salaries. See "Employment Agreements." Each year, annual base salaries for the executive officers are proposed by the Chief Executive Officer and are evaluated by the Committee based upon a number of criteria, including the base salary of the
executive  in  the  prior  year,  the  executive's  job  responsibilities,   the
Committee's subjective evaluation of the executive's performance and contribution to the success of the Company, relevant inflation rates and other factors. The Committee also considers external factors, including the market for qualified executives, and the annual base salaries for comparable positions at peer companies. Adjustments may be made in an executive's base compensation at the discretion of the Executive Compensation Committee if deemed warranted by individual circumstances.

Annual Incentive Plan

         At the recommendation of the Hay Group, effective January 1, 1998 the Company eliminated its previous bonus program and adopted the Annual Incentive Plan. Pursuant to the Annual Incentive Plan, at the beginning of each year the Committee, with input from the Chief Executive Officer, establishes team goals for the Company's executive management, including certain performance goals, such as the achievement of sales and net income budgets, manufacturing milestones and market share targets. The Committee also sets individual goals for each executive officer. The individual goals typically reflect the team goals, but also cover matters related to the individual's area of responsibility or individual performance, such as the achievement of sales targets, research and development goals or educational and professional accomplishments. Under the Annual Incentive Plan, each individual is entitled to a targeted bonus (expressed as a percentage of base salary) assuming that all of the group and individual goals are met. The actual bonus paid for any year varies from the targeted amount based on the level of achievement of the team and individual goals, but may not exceed 100% of the executive's base salary. Aggregate bonuses payable under the Annual Incentive Plan may not exceed 10% of the Company's pre-tax income. For fiscal 1998, bonuses aggregating $262,000 were paid under the Annual Incentive Plan. See "Executive Compensation--Summary Compensation Table." The aggregate bonuses paid for 1998 were significantly lower than those paid in 1997 when the Company's performance significantly exceeded expectations. The Committee believes that the bonus limitations described above will assure that annual bonuses remain closely tied to the achievement of the Company's performance goals.

Stock Options

          The third component of executive compensation is awards made pursuant to the Company's Stock Compensation Program. Under the Stock Compensation Program, the Committee has the right to grant stock options and other awards to qualifying executives.

          Stock options are designed to align the interests of the Company's executives more closely with those of the stockholders. The Company typically grants stock options at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options generally vest at the rate of 25% per year, with the first installment vesting at the end of one year from the date of employment (for options granted upon initial employment) or the date of grant and are typically exercisable within ten years from the date of grant. The Committee believes that the granting of stock options provides powerful incentives for the creation of long-term value for the Company's stockholders as the full benefit of the stock options cannot be realized unless stock price appreciation occurs over a number of years. The size of individual stock grants are based upon the recommendations of the Chief Executive Officer and the Committee's subjective evaluation of the Company's performance and prospects, the responsibilities and contributions of the individual recipient, the practices of comparable companies and other factors deemed relevant by the Committee, including stock option grants made in prior years.

Option Repricing

          In the fourth quarter of 1998, the trading price of the Common Stock declined significantly as a result of factors which the Committee believed were outside the control of the Company's executive officers. These factors included the general decline in stock prices of small capitalization stocks, the decline in stock prices of companies in the security technology industry, which, in the Committee's view, resulted primarily from uncertainty over the timing of procurements to be made by the Federal Aviation Administration, and the unexpected difficulties encountered in finding suitable acquisition candidates. As a result of the decline in the price of the Common Stock, the exercise price of options previously granted by the Committee under the Stock Compensation Program exceeded the market price of the Common Stock, thereby significantly undermining the incentives intended to be created by the option grants. To preserve that incentive, in October 1998, the Board of Directors approved the cancellation of the underwater options and the granting of replacement options with an exercise price of $6.19 per share, the closing price of the Common Stock on the date of the repricing (the "Repricing"). In exchange for the repricing of their options, option holders were required to re-start the vesting periods attributable to their option grants. In addition, the vesting period of repriced options held by independent directors was changed from one year to a four-year with 25% of the options vesting in each year. See "Option Repricing."

Stock Purchase Program

          During 1998, the Committee discussed ways in which to increase the stock ownership of the Company's directors and executive officers. The Committee sought to respond to investor concerns that management did not own a sufficient stake in the Company. The Committee studied a number of alternatives to increase management's ownership position, including the granting of additional stock options and instituting a program requiring directors and senior executives to maintain minimum levels of stock ownership. The Committee is continuing to study this issue. However, in order to address these concerns promptly, in December 1998 the Board of Directors approved a one-time stock purchase program pursuant to which the Company sold an aggregate of 153,000 shares of Common Stock to the senior executive officers and directors at a purchase price of $8.375 per share, the closing price of the Common Stock on the date of the Board action. In addition, pursuant to this stock purchase program, in January 1999, the Company sold an additional 10,000 shares of Common Stock to Ms. Lavet at a purchase price of $9.75 per share, the closing price of the Common Stock on the date of sale. Pursuant to this stock purchase program, the executives and directors paid for the shares of Common Stock primarily in the form of non-recourse promissory notes secured by pledges of the underlying Common Stock. See "Stock Purchase Program."

Compensation of the Chief Executive Officer

          As disclosed in last year's proxy statement, in 1997 the Company entered into a new five-year employment agreement with Mr. Binder. See "Employment Agreements." Pursuant to that agreement, Mr. Binder received a base salary of $250,000 in 1998. Mr. Binder also received a cash bonus of $117,000 under the Annual Incentive Plan, which was significantly lower than the bonus paid to Mr. Binder in 1997. The lower bonus paid in 1998 reflected the Company's financial performance during the year as compared to 1997. In addition, Mr. Binder received a $65,000 special bonus pursuant to this terms of his employment agreement because the Company's EBITDA (as defined in Mr. Binder's agreement) for 1998 exceeded budget. The Committee considered the overall level of Mr. Binder's cash compensation appropriate in view of Mr.
Binder's leadership of the Company through its evolution into the world's leading manufacturer of trace chemical detection equipment, the continued growth in the Company's business and market share, particularly in a year when other manufacturers experienced decreased unit sales, the Company's balance sheet strength and Mr. Binder's contributions to the building of the Company's infrastructure and the increased capabilities and expertise of the senior management team put into place by Mr. Binder. The Committee also considered information provided to it by the Hay Group, which indicated that Mr. Binder's earnings were below peer group averages for the chief executive officers of similarly situated companies. In connection with the Repricing, the Committee granted Mr. Binder options on 87,500 shares of Common Stock. Those options vest over a four-year period. The primary basis for the Committee's determination to reprice Mr. Binder's options was to preserve a strong incentive for him to continue to increase the value of the Company during the remainder of his employment term. The specific bases for the Committee's determinations regarding Mr. Binder's compensation in 1998 included his aggressive leadership, which resulted in the significant strengthening of the Company's balance sheet and the Company's competitive position; his role in completing the Company's April 1998 public offering, his commitment to the development and implementation of the Company's strategic plan, his contribution to the building of the Company's infrastructure and his contributions to the achievement of the Company's performance goals.

          Pursuant to the stock purchase program described above, in December 1998 the Company sold 50,000 shares of Common Stock to Mr. Binder for $8.375 per share. See "Stock Purchase Program."

                      THE EXECUTIVE COMPENSATION COMMITTEE

            James C. McGrath (Chairman)                   John D. Abernathy
            Richard C. Condon                             John J. Harte

                         COMPANY STOCK PERFORMANCE GRAPH

          The following graph provides a comparison of the cumulative total return of the Company's Common Stock with the NASDAQ Stock Market and a Peer Index consisting of the NASDAQ Non-Financial Stocks SIC 0100-5999, 7000-9999 over a period starting from December 31, 1993 and ending on December 31, 1998. The cumulative total returns were prepared by The University of Chicago Graduate School of Business. The graph assumes an initial investment of $100 in each of the Company's Common Stock, the NASDAQ Stock Market and the Peer Index consisting of NASDAQ Non-Financial Stocks SIC 0100-5999, 7000-9999 after the close of the market on December 31, 1993 and that all dividends, if any, were reinvested.

                        [PERFORMANCE GRAPH APPEARS HERE]


Company/Index Name             Base Period                             Indexed/Cumulative Returns
------------------             -----------         ----------------------------------------------------------------

                                 12/1993           12/1994     12/1995        12/1996        12/1997       12/1998
                                 -------           -------     -------        -------        -------       -------
Barringer Technologies Inc.        100.0             24.6         6.1           91.4          156.9          94.2

  NASDAQ Stock Market              100.0             97.0       136.2          166.8          203.7         282.0
   (US & Foreign)

  NASDAQ Non-Financial Stock       100.0             96.2       134.0          162.8          190.7         280.0
   SIC 0100-5999, 7000-9999
     (US & Foreign)


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under Section 16(a) of the Exchange Act, the Company's directors, executive officers, and persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any changes in such ownership to the Securities and Exchange Commission. These persons also are required to furnish the Company with a copy of all Section 16(a) forms they file. The Company is obligated to disclose any failures to file such reports on a timely basis. To the Company's knowledge, based solely on a review of such reports and any amendments thereto which have been furnished to the Company, except as set forth below, the Company has not identified any reports required to be filed during the year ended December 31, 1998 that were not filed in a timely manner. Mr. Davies did not timely file a Form 4 in connection with his purchase of 20,000 shares of Common Stock on December 10, 1998.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth, as of April 1, 1999, the number of shares of Common Stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock owned by (i) each Named Executive Officer, (ii) each director, (iii) all directors and executive officers as a group and (iv) any person or entity known by the Company to own beneficially 5% or more of such securities. As of April 1, 1999, there were 7,393,454 shares of Common Stock, 38,616 shares of Class A Convertible Preferred Stock and 22,500 shares of Class B Convertible Preferred Stock issued and outstanding. As of that date, none of the officers and directors owned shares of the Company's Class A Convertible Preferred Stock or Class B Convertible Preferred Stock. The business address for all of the executive officers and directors of the Company is 30 Technology Drive, Warren, New Jersey 07059.

                                   Beneficial Ownership         Beneficial Ownership       Beneficial Ownership
                                  of Class A Convertible       of Class B Convertible       of Common Stock(1)
                                     Preferred Stock              Preferred Stock
                                 Number of     Percent of     Number of    Percent of   Number of    Percent of
                                  Shares         Class          Shares       Class        Shares       Class
        Name

Stanley S. Binder(2)               --            --              --            --         216,136        2.9
John H. Davies(3)                  --            --              --            --         160,732        2.1
John J. Harte(4)                   --            --              --            --          70,100         *
Richard D. Condon(5)               --            --              --            --          51,250         *
John D. Abernathy(6)               --            --              --            --          44,454         *
James C. McGrath(7)                --            --              --            --          41,250         *
Kenneth S. Wood(8)                 --            --              --            --          96,636        1.3
Lorraine M. Lavet                  --            --              --            --          10,000         *
Richard S. Rosenfeld(9)            --            --              --            --          84,036        1.1

All directors and executive
  officers as a group
  consisting of nine
  persons                          --            --              --            --         774,594        9.9

Austin W. Marxe (10)
153 E. 53rd St.
NY, NY 10022                       --            --              --            --         890,821        11.6

Corbyn Investment
  Management, Inc.(11)             --            --              --            --         612,150        8.3
2330 W. Joppa Road
  Suite 108
Lutherville, MD 21093

Lionheart Group, Inc.              --            --              --            --         423,100        5.7
230 Park Avenue
New York, NY  10169

William D. Witter (12)
153 East 53rd Street               --            --              --            --         655,140        8.9
New York, NY  10022

Angelo Logozzo Ex. UW
Frederick D'Amico (13)          3,918            10.1            --            --           1,417         *
415 S. 3rd Street
Hamilton, MT  59840

Max Gerber(14)                     --            --          12,500            55.6         4,447         *
26 Broadway
New York, NY 10004-1776

Paul Spitzberg(15)                 --            --          10,000            44.4         3,558         *
16 Whiteowl Road
Tenafly, NJ  07670

-------------------
*        Less than 1%

(1) Assumes the exercise of all outstanding warrants for Common Stock, the conversion of each outstanding share of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into Common Stock and the exercise of all options exercisable within 60 days of April 1, 1999 for each person or entity.

(2) Includes 100,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 1, 1999 and 12,500 shares of Common Stock issuable upon exercise of warrants owned by Mr. Binder. Excludes shares of Common Stock beneficially owned by SSF III of which Mr. Binder is an independent general partner. Mr. Binder disclaims any beneficial interest in such shares.

(3) Includes 69,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 1, 1999 and 12,500 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Davies.

(4) Includes 22,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 1, 1999 owned by Mr. Harte.

(5) Includes 22,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 1, 1999 and 5,000 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Condon.

(6) Includes 22,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 1, 1999 and 2,500 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Abernathy.

(7) Includes 22,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 1, 1999 owned by Mr. McGrath.

(8) Includes 60,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 1, 1999 owned by Mr. Wood.

(9) Includes 50,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of April 1, 1999 and 5,000 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Rosenfeld. Also includes 3,636 shares of Common Stock owned by Mr. Rosenfeld's child.

(10) Includes (i) 393,579 shares of Common Stock and 229,167 shares of Common Stock issuable upon the exercise of warrants owned by SSF III, (ii) 134,742 shares of Common Stock and 83,333 shares of Common Stock issuable upon the exercise of warrants owned by Special Situations Cayman Fund, L.P. (the "Cayman Fund"), and (iii) 50,000 shares of Common Stock owned by Special Situations Technology Fund, L.P. ("SST"). AWM Investment Company, Inc. ("AWM") is the sole general partner of the Cayman Fund and the sole general partner of MGP Advisors Limited ("MGP"), a general partner of SSF III. Mr. Marxe is the President and Chief Executive Officer of AWM and the principal limited partner of MGP. Accordingly, Mr. Marxe may be deemed to be the beneficial owner of all of the shares of Common Stock held by SSF III, the Cayman Fund and SSTF. Mr. Binder is an independent general partner of SSF
     III. Mr. Binder  disclaims  beneficial  ownership of all shares held by SSF
     III.

(11) Consists of 326,150 shares of Common Stock owned by Corbyn Investment Management, Inc. and 286,000 shares of Common Stock owned by Greenspring Fund, Inc.

(12) Includes 575,140 shares of Common Stock owned by William D. Witter, Inc. ("WDWI") and 80,000 shares of Common Stock owned by Penfield Partners, L.P. ("PP"). William D. Witter owns 98.6% of WDWI. WDWI is the sole general partner of Pine Creek Advisors Limited Partnership ("PCA") which is a general partner of PP.

(13) Includes 1,417 shares of Common Stock issuable upon conversion of the Class A Convertible Preferred Stock.

(14) Includes 4,447 shares of Common Stock issuable upon conversion of the Class B Convertible Preferred Stock. (15) Includes 3,558 shares of Common Stock issuable upon conversion of the Class B Convertible Preferred Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In July 1998, the Company made a $500,000 non-recourse loan to Mr. Binder. The loan is repayable on July 5, 2003 and bears interest at the rate of 5.68% per annum, payable annually. Mr. Binder's obligation to repay the loan is secured by 49,000 shares of Common Stock. In addition, the Company has made certain loans to the Named Executive Officers and directors. See "Exercise Program" and "Stock Purchase Program."

          Mr. Abernathy is currently the Executive Director of Patton Boggs, LLP, a Washington, D.C. law firm. During 1998, the Company retained Patton Boggs, LLP to represent the Company in various matters and has retained such firm in 1999.

                                  PROPOSAL TWO

   INCREASE IN AGGREGATE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANT
      UNDER THE BARRINGER TECHNOLOGIES INC.1997 STOCK COMPENSATION PROGRAM

          In February 1997, the Board of Directors adopted, and in May 1997, the stockholders approved, the Barringer Technologies Inc. 1997 Stock Compensation Program (the "Stock Compensation Program") in order to promote the interests of the Company, its direct and indirect present and future subsidiaries and its stockholders by providing eligible persons with the opportunity to acquire a proprietary interest, or to increase their proprietary interest, in the Company as an incentive to remain in the service of the Company.

          The Stock Compensation Program authorizes the granting of incentive stock options, non-qualified supplementary options, stock appreciation rights, performance shares and stock bonus awards to employees and consultants of the Company and its subsidiaries (approximately 30 in total), including those employees serving as officers or directors of the Company (the "Employee Plans"). The Stock Compensation Program also authorizes automatic option grants to directors who are not otherwise employed by the Company (the "Independent Director Plan"). 600,000 shares of Common Stock are currently reserved for issuance in connection with the Stock Compensation Program of which up to 500,000 shares may be issued under the Employee Plans and up to 100,000 shares may be issued under the Independent Director Plan. In the event that an option or award granted under the Stock Compensation Program expires, is terminated or forfeited or certain performance objectives with respect thereto are not met prior to exercise or vesting, then the number of shares of Common Stock covered thereby again becomes eligible for grant under the Stock Compensation Program. The Company receives no consideration for grants of options or awards under the Stock Compensation Program.

          The Stock Compensation Program is administered by the Compensation Committee (the "Administrator") which is comprised of directors who are "non-employee directors" for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so long as the Stock Compensation Program continues to be governed by the provisions of such Rule. Subject to applicable law and the terms of the Stock Compensation Program, the Administrator has the authority to grant options and awards under the Stock Compensation Program, including to determine the terms and conditions of each individual grant, to interpret and administer the provisions of the Stock Compensation Program, to adopt, amend and rescind rules and regulations pertaining to the administration of the Stock Compensation Program and to make all determinations relative thereto. Notwithstanding the foregoing, the Independent Director Plan has been designed to be "self-executing" in that options are granted automatically every year. Further, the Administrator has only certain limited responsibilities under the Independent Director Plan.

          Options and awards granted under the Stock Compensation Program may have an exercise or payment price as established by the Administrator; provided that the exercise price of incentive stock options granted under the Employee Plans may not be less than the fair market value of the underlying shares on the date of grant. Options granted under the Independent Director Plan must have an exercise price equal to the fair market value of the underlying shares on the date of grant. Upon exercise or payment of an option or award under the Stock Compensation Program, the participant is required to provide the payment price in full, in cash or in shares of the Company's securities valued at fair market value on the date of the exercise of the option or award. The Stock Compensation Program does provide for the "cashless exercise" of options granted thereunder pursuant to which recipients of options may use the proceeds from the sale of shares of Common Stock received upon the exercise of options to pay the exercise price therefor. In connection with any exercise of options or awards, the Company has the right to collect or withhold from any payments under the Stock Compensation Program all taxes required to be withheld under applicable law. Under the Exercise Program, all employees of the Company and its subsidiaries who are granted options may finance the exercise of such options. See "Proposal One -- Election of Directors - Exercise Program."

          Unless otherwise provided at the date of grant, no option or award may vest within one year of the date of grant and no option or award may be exercised more than ten years from the date of grant. Options granted under the Independent Director Plan vest one year following the date of grant and expire if not exercised on or before the fifth anniversary thereof. Unless otherwise specified by the Administrator, options and awards (other than pursuant to the Independent Director Plan) will vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant. The Administrator may accelerate the vesting of any option or award granted under the Stock Compensation Program, including upon the occurrence of a "Change in Control Event" (as defined in the Stock Compensation Program). Options granted under the Independent Director Plan automatically vest upon the occurrence of a "Change in Control Event."

          Options and awards granted under the Stock Compensation Program are nontransferable, except by will or by the laws of descent and distribution. However, the Administrator may permit the recipient of a non-incentive stock option granted under the Employee Plans and options granted under the Independent Director Plan to transfer the option to a family member or a trust created for the benefit of family members. During the lifetime of a participant, an option may be exercised only by the participant or a permitted transferee. In the event that a participant's employment or service terminates as a result of death, all vested awards are paid to the participant's estate by the Company and the participant's estate or any permitted transferee has the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of death. If the participant's employment or service terminates as a result of retirement or a "disability" (as set forth in the Stock Compensation Program), all vested awards are paid to the participant by the Company and the participant or any permitted transferee has the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of termination. If the participant's employment or service terminates for cause, all options and awards automatically expire upon termination. If the participant's employment or service terminates other than as a result of death, disability, retirement or termination for cause, the participant has the right to collect on vested awards immediately and the participant or any permitted transferee has the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or awards or thirty days from the date of termination, subject to extension at the discretion of the Administrator, or three months from the date of termination in the case of options granted pursuant to the Independent Director Plan. In all cases, any unvested options or awards terminate as of the date of termination of employment or service.

          The  Administrator  may  amend  or  revise  the  terms  of  the  Stock
Compensation Program from time to time; however no such amendment or revision may alter or impair an option or award without the consent of the holder thereof and no amendment may be made without stockholder approval if such approval is required pursuant to applicable law. The Stock Compensation Program will terminate on February 28, 2007, unless earlier terminated by the Board of Directors. No options or awards may be granted under the Stock Compensation
Program after its termination; however, termination of the Stock Compensation Program will not affect the status of any option or award outstanding on the date of termination.

          Subject to certain exceptions not discussed herein, neither the Company nor the participant will recognize taxable income or loss upon the grant of non-qualified supplementary options, stock appreciation rights or performance shares, or upon the issuance of any stock bonuses under the Stock Compensation Program. In general, the participant will recognize ordinary income upon exercise of a non-qualified supplementary option or stock appreciation right, payment of performance shares, or lapse of forfeiture restrictions on any stock bonus. The amount of income recognized generally will equal the difference between (i) the fair market value of the underlying shares of Common Stock on the date of the exercise or payment plus the amount of cash and other consideration, if any, received by the participant and (ii) the exercise or payment price, if any. The Company generally will receive a corresponding tax deduction equal to the amount includable in the participant's income.

          In addition, neither the Company nor the participant will recognize taxable income or loss upon the grant or exercise of incentive stock options, although there may be alternative minimum tax consequences to the participant upon exercise. Upon subsequent disposition of the shares of Common Stock covered by incentive stock options, the participant generally will recognize either capital gain or loss or ordinary income, depending on whether certain holding period requirements are satisfied. The Company generally will be entitled to a tax deduction if the participant recognizes ordinary income.

          Prior to the Repricing, stock options exercisable for an aggregate of 403,700 shares of Common Stock were outstanding under the Employee Plans. These options were to expire 10 years after the date of grant and had a weighted average exercise price of $10.57 per share. Such options were exercisable annually in 25% increments beginning with the first anniversary of the date of grant. In connection with the Repricing, 263,700 of such options, certain of which were vested and presently exercisable, were canceled and new options exercisable for an aggregate of 263,700 shares of Common Stock were granted. The new options expire 10 years after the date of grant and have an exercise price of $6.19 per share. Such options vest over a four-year period and are exercisable annually in 25% increments beginning with the first anniversary of the date of grant. In addition, prior to the Repricing, options exercisable for an aggregate of 24,000 shares of Common Stock were outstanding under the Independent Director Plan. These options were exercisable one year from the date of grant, were to expire five years from the date of grant and had a weighted average exercise price of $12.83 per share. In connection with the Repricing, all of such options, certain of which were vested and presently exercisable, were canceled and new options exercisable for an aggregate of 24,000 shares of Common Stock were granted outside the Stock Compensation Program. The new options expire 10 years after the date of grant and have an exercise price of $6.19 per share. Such options vest over a four-year period and are exercisable annually in 25% increments beginning with the first anniversary of the date of grant. See "Proposal One -- Election of Directors -- Option Repricing".

          The following table reflects the stock options grants made by the Company under the Stock Compensation Program to the Named Executive Officers and the groups identified below. The Company has not granted any stock appreciation rights under the Stock Compensation Program.

          Name                                                  Number of Shares
                                                               Subject to Option

       Stanley S. Binder                                              87,500
       John H. Davies                                                 34,000
       Kenneth S. Wood                                                31,500
       Richard S. Rosenfeld                                           27,300
       All executive officers as a group                             180,300
       All directors who are not executive
         officers as a group                                             *
       All employees, including all current                          223,400
         officers who are not executive officers

---------------------
* Prior to the Repricing, options exercisable for an aggregate of 24,000 shares of Common Stock had been granted to non-employee directors under the Independent Director Plan. In connection with the Repricing, all of such options were canceled and new options exercisable for an aggregate of 24,000 shares of Common Stock were granted to such directors outside the Stock Compensation Program. See "Proposal 1--Election of Directors--1997 Stock Compensation Program."


          The Company believes that in order to continue to attract qualified personnel in the future, and in order to retain current key employees, it must have the flexibility to offer stock options and other awards under the Stock Compensation Program. Accordingly, in March 1999, the Board of Directors adopted a resolution approving the amendment to the Stock Compensation Program and directing that it be presented to the stockholders at the Meeting for their approval. If the amendment to the Stock Compensation Program is adopted, the number of shares of Common Stock issuable under the Employee Plans will be increased by 500,000, raising the total number or shares of Common Stock reserved for issuance under the Stock Compensation Program to 1,100,000 shares. After giving effect to such increase, a total of 696,300 shares of Common Stock would be available for future grants under the Stock Compensation Program, constituting 8.2% of the total shares of Common Stock outstanding as of April 1, 1999 on a fully diluted basis.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

                                 PROPOSAL THREE

                            RATIFICATION OF AUDITORS

          The Board of Directors has appointed BDO Seidman, LLP as the Company's independent public accountants for the year ending December 31, 1999. BDO Seidman, LLP has served as the Company's independent accountants since 1989. Although the appointment of independent public accountants is not required to be approved by stockholders, the Board of Directors believes stockholders should participate in the selection of the Company's independent public accountants. Accordingly, the stockholders will be asked at the Annual Meeting to ratify the Board's appointment of BDO Seidman, LLP as the Company's independent public accountants for the year ending December 31, 1999. Representatives of BDO Seidman, LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL THREE.

                              STOCKHOLDER PROPOSALS

          Any proposal intended to be presented by a stockholder at the 2000 Annual Meeting of Stockholders must be received by the Company at the address specified below no later than the close of business on December 18, 1999 to be considered for inclusion in the Proxy Statement for the 2000 Annual Meeting. Any proposal should be addressed to Secretary, Barringer Technologies Inc., 30 Technology Drive, Warren New Jersey 07059 and should be sent by certified mail, return receipt requested.

          Under the Company's by-laws, a stockholder must give advanced written notice of any proposal the stockholder wishes to make at the Annual Meeting. To be timely, a stockholder's notice of any proposal or the name of any person to be nominated by any stockholder for election as a director must be delivered to the Secretary of the Company at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed. Any stockholder who gives notice of any such proposal must deliver with such notice the text of the proposal to be presented and a brief written statement of the reasons why the stockholder favors the proposal setting forth the stockholder's name and address, the number and class of all shares of each class of stock of the Company beneficially owned by the stockholder and any material interest of the stockholder in the proposal. Any stockholder desiring to nominate any person for election as a director of the Company must deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Company beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, such person's signed consent to serve as a director of the Company if elected, the stockholder's name and address and the number and class of all shares of each class of stock of the Company beneficially owned by the stockholder.

                                  OTHER MATTERS

          The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of Meeting, to be presented at the Annual Meeting for action by the stockholders. However, if any other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

                          By Order of the Board of Directors

                             /s/ Richard S. Rosenfeld

                             Richard S. Rosenfeld
                             Vice President - Finance, Chief Financial Officer Secretary and Treasurer

April 16, 1999

          A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

                          BARRINGER TECHNOLOGIES INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 12, 1999

          The undersigned hereby revokes any prior proxy and appoints Stanley S. Binder, Kenneth S. Wood, Richard S. Rosenfeld, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the Barringer Technologies Inc. Annual Meeting of Stockholders to be held on May 12, 1999 and at any adjournments or postponements thereof (the "Meeting"), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.

          This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR each of the Proposals.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

           (CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

PLEASE MARK BOXES [ ] IN BLUE OR BLACK INK

1.       Election of directors.

FOR all nominees listed below                      WITHHOLD AUTHORITY
(except as marked to the                           to vote for all nominees
contrary below)  [ ]                               listed below    [ ]

To withhold authority for any individual nominee, print that nominee's name on the space provided below.

________________________________________________________________________________

          John D. Abernathy, Stanley S. Binder, Richard D. Condon, John H. Davies, John J. Harte, Lorraine M. Lavet, James C. McGrath and Kenneth S. Wood

2. Proposal to increase the shares of Common Stock reserved for issuance pursuant to the Barringer Technologies Inc. 1997 Stock Compensation Program

    For   [ ]                  Against     [ ]                  Abstain     [ ]

3. Ratification of BDO Seidman, LLP as independent public accountants for 1999.

     For  [ ]                  Against     [ ]                  Abstain     [ ]

If you have noted an address change or comments on either side of this card, mark here: [ ]

Dated: _________________________, 1999

_____________________________________
Please sign this proxy and return it promptly whether or not you expect to attend the Meeting. You may nevertheless vote in person if you attend.

Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.

For an account in the name of two or more persons, each should sign, or if one signs, he or she should attach evidence of authority.


             PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.